                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       ADVANCED MARKETING SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                       ADVANCED MARKETING SERVICES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 22, 1999

To the Stockholders of
Advanced Marketing Services, Inc.

     The Annual Meeting of Stockholders of Advanced Marketing Services, Inc. will be held on Thursday, July 22, 1999, at 10:00 a.m., P.D.T., at 5880 Oberlin Drive, San Diego, California 92121 for the following purposes:

     1. To elect three Class C Directors to serve for three-year terms; and

     2. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended March 31, 1999 is enclosed herewith.

     The Board of Directors has fixed the close of business, June 9, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By the order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chairman

San Diego, California
June 18, 1999

                       ADVANCED MARKETING SERVICES, INC.
                               5880 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 457-2500
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Marketing Services, Inc. ("AMS" or the "Company"), a Delaware corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 22, 1999, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of AMS a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS.

     In addition to soliciting proxies by mail, Company directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by AMS. Although there are no formal agreements to do so, it is anticipated that AMS will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on Wednesday, June 9, 1999 are entitled to receive notice of and to vote at the Annual Meeting. On June 9, 1999, AMS had outstanding 8,533,079 shares of common stock (the "Common Stock"), which constituted all of the outstanding voting securities of AMS, excluding 1,076,266 shares of the Common Stock held in treasury and not permitted to be voted at the Annual Meeting. Each share is entitled to one vote. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. If a quorum is present, the affirmative vote of a majority of the shares represented and voting is required for approval of any other matters which might be submitted to the stockholders for consideration at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have the effect of a "No" vote for purposes of determining whether a proposal has been approved.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 18, 1999.

                             ELECTION OF DIRECTORS

NOMINEES

     Pursuant to the Company's Articles of Incorporation, the Board of Directors of the Company is divided into three classes of directors, each class to be as nearly equal in number as possible. Directors are elected to serve for three-year terms, with the elections staggered by class. The Board is currently composed of eight directors; three of whom are Class A directors, two of whom are Class B directors and three of whom are Class C directors. At the Annual Meeting, three Class C directors are to be elected to a three-year term until the Annual Meeting of Stockholders to be held in 2002 and until their successors are duly elected and qualified. The Board of Directors has nominated each of the following incumbent Class C directors for reelection as a Class C director:

              Robert F. Bartlett  Lynn S. Dawson  Trygve E. Myhren

     Information concerning the nominees for election as Class C directors is set forth under the caption "Management -- Directors and Executive Officers."

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the Board's proxies will vote instead for such other person as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE ABOVE MENTIONED NOMINEES AS DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 9, 1999 with regard to beneficial ownership of the Common Stock by (i) persons known by the Company to be beneficial owners of more than five percent of the Common Stock,
(ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all executive officers and directors as a group.

                                                              COMMON
                                                              STOCK           PERCENT OF
                  NAME (AND ADDRESS(1))                    BENEFICIALLY      OUTSTANDING
                   OF BENEFICIAL OWNER                        OWNED          COMMON STOCK
                  ---------------------                    ------------      ------------
Charles C. Tillinghast, III..............................   1,346,850(2)         15.9%
Loren C. Paulsen.........................................   1,359,298(3)         16.1%
Kahn Brothers & Co., Inc.................................   1,006,762            11.9%
Grace & White, Inc.......................................     930,843            11.0%
Dimensional Fund Advisors, Inc...........................     515,250             6.1%
Michael M. Nicita........................................     175,016(4)          2.1%
Kevan M. Lyon............................................      49,187(5)            *
Adam R. Zoldan...........................................       6,750(6)            *
E. William Swanson.......................................     167,250(7)          2.0%
James A. Leidich.........................................      36,600(8)            *
Trygve E. Myhren.........................................      24,750(9)            *
Lynn S. Dawson...........................................      16,800(10)           *
Robert F. Bartlett.......................................      16,500(10)           *
All executive officers and directors
  as a group (19 persons)................................   2,038,661(11)        38.4%

---------------
  *  less than 1%.

 (1) The address of Messrs. Tillinghast and Paulsen is c/o Advanced Marketing Services, Inc., 5880 Oberlin Drive, San Diego, CA 92121. The address of Kahn Brothers & Co., Inc. is 555 Madison Avenue, New York, NY 10022. The address of Grace & White, Inc. is 515 Madison Avenue, New York, NY 10022.

     The address of Dimensional Fund Advisors, Inc. ("Dimensional") is 1299 Ocean Avenue, Santa Monica, CA 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 515,250 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (2) Mr. Tillinghast's shares are held of record by a Revocable Trust dated April 7, 1988 of which Mr. Tillinghast and his wife are trustees. This amount also includes 900 shares subject to options exercisable within 60 days held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company and the wife of Mr. Tillinghast. Mr. Tillinghast disclaims beneficial ownership of such 900 shares.

 (3) Of Mr. Paulsen's shares, 1,259,460 are held of record by a Revocable Trust dated May 13, 1987, the trustees of which are Mr. Paulsen and his wife, and 99,838 are held of record by an Irrevocable Trust dated August 22, 1988, the beneficiaries of which are Mr. Paulsen's children and the trustees of which are unrelated to Mr. Paulsen. Mr. Paulsen disclaims beneficial ownership of the 99,838 shares held by this Irrevocable Trust.

 (4) Includes 174,250 shares subject to options which are exercisable within 60 days.

 (5) Includes 43,500 shares subject to options which are exercisable within 60 days.

 (6) Includes 6,750 shares subject to options which are exercisable within 60 days.

 (7) Mr. Swanson's shares are held of record by F.W. Cygnet Pension Plan, of which Mr. Swanson is a trustee. This amount also includes 12,750 shares subject to options which are exercisable within 60 days.

 (8) Includes 6,300 shares subject to options which are exercisable within 60 days.

 (9) Includes 1,500 shares held of record by Mr. Myhren's wife and 15,000 shares subject to options which are exercisable within 60 days.

(10) Includes 16,500 shares subject to options which are exercisable within 60 days.

(11) Includes 383,185 shares subject to options which are exercisable within 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information as of June 9, 1999 with regard to (i) each director, including the three nominees (who currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

                NAME                   AGE                       POSITION
                ----                   ---                       --------
Charles C. Tillinghast, III..........  62     Chairman of the Board of Directors
Michael M. Nicita....................  46     President, Chief Executive Officer and
                                              Director
Loren C. Paulsen.....................  49     Executive Vice President -- Operations
Robert F. Bartlett...................  54     Director(1)
Lynn S. Dawson.......................  48     Director(1)
James A. Leidich.....................  56     Director(1)
Trygve E. Myhren.....................  62     Director(1)
E. William Swanson...................  63     Director(1)
Edward J. Leonard....................  48     Executive Vice President and Chief Financial
                                              Officer
Kevan M. Lyon........................  40     Executive Vice President -- Merchandising
Steven T. Boyle......................  36     Vice President -- Controller
Sandra Christie......................  44     Vice President -- Advertising
Bruce S. Derkash.....................  55     Vice President -- International
Kenneth C. Hayes.....................  53     Vice President -- Information Systems
Alisa R. Judge.......................  43     Vice President -- Human Resources
John S. McGee........................  37     Vice President -- Operations
Sydney J. Stanley....................  50     Vice President -- Product Development
Adam R. Zoldan.......................  46     Vice President -- Marketing

---------------
(1) Member of the Compensation and Audit Committees.

     Mr. Tillinghast has served as Chairman of the Board of Directors since November, 1994. He served as Chief Executive Officer of the Company from November 1994 until December 31, 1996; prior thereto, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company, from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for 10 years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

     Mr. Nicita has served as Chief Executive Officer of the Company since January 1, 1997 and as President, Chief Operating Officer and a Director of the Company since November 1994. From 1978 to November 1994, he served in various capacities at Golden-Lee Book Distributors, including MIS Director, Controller and General Manager. In August 1995, Golden-Lee Book Distributors filed for protection under the bankruptcy laws. Mr. Nicita was employed by Barnes & Noble Book Stores, Inc. from 1977 to 1978. Mr. Nicita is the co-author of two books on microcomputers and has also been a columnist for a national microcomputer consumer magazine.

     Mr. Paulsen has served as Executive Vice President -- Operations since December 1989 and as a Director of the Company since its inception in 1982. From 1982 to December 1989, Mr. Paulsen served as Vice President -- Operations of the Company. Prior thereto, he was employed by Fed Mart Corp., a discount retail chain, for 17 years in various capacities, including sundries and book buyer.

     Mr. Bartlett has been a Director of the Company since April 1994. He is presently Managing Director of Combined Resources International, a picture frame manufacturing company. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson

Chamberlain, a warehouse club manufacturer's representative firm (1993 - 1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991 - 1993); Executive Vice President of Merchandising and Distribution, The Wholesale Club, Inc. (1990 - 1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club
(1989 - 1990).

     Ms. Dawson has been a Director of the Company since April 1994. Since 1998, Ms. Dawson has been the President of Roger Gimbel Associates, a division of Worldwide Dreams LLC. From 1991 to 1998, she was Vice President and National Sales Manager for B.H. Smith/Samsonite Handbags, which was merged into Worldwide Dreams LLC in 1998. Ms. Dawson has many years of experience in department store operations, having served in a variety of positions including Vice President, Divisional Merchandise Manager with Foley's Department Stores (1990 - 1991); Senior Vice President, Broadway Department Stores (1978 - 1990) and Buyer and Department Manager, May Company Department Stores (1972 - 1978).

     Mr. Leidich has been a Director of the Company since November 1986. He has served as President of Graywave, Inc., a management consulting firm, since 1983. Since July 1994 he has served as Chairman and Chief Executive Officer of Bright Start, Inc., which operates child care centers. Mr. Leidich serves on the boards of numerous privately held companies. From November 1989 to May 1993, he served as an officer and partner in Colorado Venture Management, Inc., a venture capital firm. Mr. Leidich was the Chairman of Children's World, Inc., a national chain of child care centers, from 1975 to 1983. From 1980 to 1983, Mr. Leidich was Executive Vice President of The Parker Pen Company.

     Mr. Myhren has been a Director of the Company since February 1989. From December 1990 to March 1996, he served as President and a Director of the Providence Journal Company, a diversified media company and concurrently as President and CEO of King Broadcasting Corporation. Since 1988 he has been President of Myhren Media, Inc., a media investment and consultation firm. He is a trustee of the University of Denver. His other directorships include Peapod, Ltd., Cablelabs, Inc., J.D. Edwards, Inc., Founders Funds, Inc. and Verio, Inc. From 1975 until originally establishing Myhren Media, Inc., he served as President and then Chairman and Chief Executive Officer of American Television and Communications Corporation, a publicly traded subsidiary of Time, Inc. and known today as Time/Warner Cable. From 1981 to 1991, Mr. Myhren served as a Director of the National Cable Television Association and was its Chairman in 1986 and 1987. He has previously served as a Director of Turner Broadcasting Systems, Inc., American TV & Communications, Inc., Continental Cablevision, Inc., Citizen's Bank Corp., Lifespan, Inc., and on Time's internal boards for Home Box Office, Temple-Eastex and Time Magazine Group, and on the Federal Communications Commission's Advisory Committee on High Definition Television.

     Mr. Leonard joined the Company in April 1999 as Executive Vice President and Chief Financial Officer. From 1995 to 1999 Mr. Leonard was Vice President -- Financial Planning and Operations, North America for Warner Home Video. Mr. Leonard worked in the automotive industry for Nissan and Ford Motor Company in a variety of financial planning and analysis positions for 11 years. Mr. Leonard also worked from 1984 to 1992 in a variety of financial positions for Taco Bell Corporation.

     Mr. Swanson has been a Director of the Company since April 1988. He has served as President of F.W. Cygnet, Inc., an investment management firm, since 1986. From 1982 to 1986, Mr. Swanson was the President and Chief Executive Officer of St. Francis Associates, a private investment management firm in San Francisco. From 1975 through 1982, he was employed by The Parker Pen Company, serving in various capacities, including President, Chief Executive Officer and Chief Operating Officer.

     Mr. Boyle joined the Company in 1995 as Controller. He was promoted to Vice President and Controller in April 1999. From 1992 to 1995 he worked for a manufacturer and distributor of sportswear as Controller. Previously, Mr. Boyle served as Controller and Internal Auditor for two computer manufacturing firms. Mr. Boyle was with Arthur Andersen & Company for five years and is a CPA.

     Ms. Lyon joined the Company in 1988 as Marketing Director. In December 1989, Ms. Lyon was named Vice President -- Marketing with responsibility for leading the sales and marketing efforts with respect to the Company's major customers. In September 1994, Ms. Lyon became Vice President -- Merchandising with responsibility for the Company's buying activities. In October 1997, Ms. Lyon was promoted to Executive

Vice President -- Merchandising. From 1983 through 1988, she worked for Allergan, Inc., a pharmaceutical company, in various sales and product management positions.

     Ms. Christie joined the Company in 1986. She became Director of Advertising in 1994 and was promoted to Vice-President -- Advertising in October 1997. Prior to joining AMS, Ms. Christie managed Mysterious Bookshop in New York and prior to 1980 worked for other book retailers.

     Mr. Derkash joined the Company in December 1998 as Vice
President -- International. From 1984 to 1998 Mr. Derkash worked with Hasbro International Inc. in a variety of management positions, including Vice President, Latin America Business Development. From 1979 to 1984, Mr. Derkash held marketing and business development management positions with PepsiCo International and for PepsiCo's Food Service Division. Mr. Derkash also held marketing positions for Colgate-Palmolive in both their domestic and international divisions from 1972 to 1979.

     Mr. Hayes joined the Company in 1986 as Director of Management Information Systems. He was promoted to Vice President -- Information Systems in July 1991. From 1982 until 1986, he served as Data Processing Manager for Spectragraphics Corporation, a computer graphics manufacturing company. Prior to 1982, Mr. Hayes served in various technical and management positions with McDonnell Douglas Automation, San Diego Data Processing Corporation and National Semiconductor.

     Ms. Judge joined the Company in May 1991 as Manager of Human Resources. She was promoted to Director of Human Resources in October 1992 and to Vice President -- Human Resources in July 1994. From 1986 to 1991, she worked for the Eastridge Group, an employment/temporary agency in a variety of management positions.

     Mr. McGee joined the Company in April 1994 as Distribution Center Manager and was promoted to Vice President -- Operations in February 1996. From February 1984 until April 1994 he held a variety of positions, including Director of Operations and Divisional General Manager with Bindagraphics, Inc., a book bindery company.

     Ms. Stanley joined the Company in November 1990 as a General Merchandise Manager with responsibility for the juvenile book category and was promoted to Vice President -- Product Development in November 1996. From 1974 through 1989 Ms. Stanley was employed by the City of San Diego in a variety of professional managerial positions for the Library Department, including assignments in children's literature and services, branch library management and fundraising.

     Mr. Zoldan joined the Company in January 1995 as Vice
President -- Marketing and has responsibility for sales and relations with the Company's major customers. From 1988 to 1995, Mr. Zoldan was General Sales Manger for Eastman, a division of Office Depot. Prior to 1988, he served as General Sales Manager for Office Club (now Office Depot) (1984 - 1986) and District Sales Manager for McKesson Office Products (1981 - 1984).

     Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each director who is not otherwise employed by the Company receives an annual director's fee of $10,000 plus $1,000 for each regular Board meeting attended. In addition, each outside director is paid $500 for attendance at each special Board and Audit, Compensation or Stock Option Committee meeting held on dates other than the regularly scheduled Board meetings. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors. No payments are made for participation in telephone meetings of the Board of Directors or actions taken in writing. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees thereof on which such director served held during the year ended March 31, 1999.

     The members of the Audit Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Audit Committee held one meeting during fiscal 1999. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     The members of the Compensation Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Compensation Committee held one meeting during fiscal 1999. The functions of the Compensation Committee are to review and recommend changes in salaries and bonuses of key employees, to review periodically, and make recommendations with respect to, the compensation structure of the Company and to determine the amount of contributions to the Company's profit sharing plan.

     Effective February 6, 1997, the Company elected to have the Board of Directors, acting as a whole, assume responsibility for administering the Company's 1987 and 1995 Stock Option Plans.

     The Company has no nominating committee or committee performing similar functions.

                             EXECUTIVE COMPENSATION

BOARD AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of five outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company's profit sharing plan. Stock option grants are determined by the Board of Directors. The following is a report of the Compensation Committee and, as it relates to stock options, the Board as a whole, concerning their policies and actions in fiscal 1999 concerning executive compensation.

     The Company's compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company's common stock and
(b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

     The Company's compensation of executive officers, including its Chief Executive Officer, consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and (b) long-term, stock-based compensation. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

     Annual Salary and Bonus Compensation. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the publishing and distribution industries and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relation to the compensation of other executive officers of the Company. The Company generally weights increases in executive compensation, including salary and bonus, in favor of performance and, therefore, salary increases are generally related to the tax adjusted inflation rate.

     Under the Company's bonus plan, cash bonuses are earned if a minimum targeted level of net income is attained. Bonus amounts increase if higher target net income levels are attained. The Company's net income objectives are established by the Compensation Committee at the commencement of each fiscal year. For fiscal 1999, payments under the Company's bonus plan to each executive officer were based principally upon the Company exceeding the targeted net income objective.

     Long-Term Stock Option Compensation. The Company grants stock options to its executive officers and other employees pursuant to its 1995 Stock Option Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

     During fiscal 1999, the Board of Directors did not grant options to purchase Common Stock to any Named Executive Officer. Messrs. Tillinghast and Paulsen, who are founders of the Company, are eligible to receive grants of options, but their significant equity positions in the Company are currently believed to provide them with substantial incentives to enhance stockholder value and no options were granted to them during fiscal 1999.

     CEO Compensation. The Compensation Committee establishes the base salary and bonus, if any, payable to Mr. Michael M. Nicita, the Company's Chief Executive Officer, since January 1, 1997, based on the same factors applicable to executive officer compensation generally.

     In March 1999, the Compensation Committee reviewed Mr. Nicita's salary and determined that his salary would be increased from $288,500 to $302,925. Mr. Nicita's salary is believed to be below the median of salaries paid to chief executive officers of companies which have comparable sales volumes. Because the Company exceeded the minimum net income objectives established by the Compensation Committee, bonuses aggregating $186,463 were awarded under the Company's bonus plan to Mr. Nicita for fiscal 1999.

     Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1,000,000 payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specifically exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in fiscal 1999, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1,000,000. However, the provisions of Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1,000,000.

     The tables that follow reflect the decisions included in this report.

THE BOARD OF DIRECTORS                     THE COMPENSATION COMMITTEE
(WITH RESPECT TO OPTIONS)                  James A. Leidich, Chairman
Charles C. Tillinghast, III                Robert F. Bartlett
Michael M. Nicita                          Lynn S. Dawson
Loren C. Paulsen                           Trygve E. Myhren
Robert F. Bartlett                         E. William Swanson
Lynn S. Dawson
James A. Leidich
Trygve E. Myhren
E. William Swanson

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended March 31, 1999, 1998 and 1997 of those persons who were, at March 31, 1999, (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                      ANNUAL COMPENSATION       ------------    ALL OTHER
           NAME AND CAPACITY              FISCAL   --------------------------     OPTIONS/     COMPENSATION
            IN WHICH SERVED                YEAR    SALARY($)(1)   BONUS($)(1)     SARS(#)         ($)(2)
           -----------------              ------   ------------   -----------   ------------   ------------
Charles C. Tillinghast, III.............   1999      225,019        158,900             0         47,252
  Chairman                                 1998      267,044        121,250             0         27,295
                                           1997      265,635              0             0         26,350
Michael M. Nicita.......................   1999      288,085        186,463             0         67,283
  Chief Executive Officer and President    1998      267,403        121,250        60,000         27,100
                                           1997      251,658              0             0         25,680
Loren C. Paulsen........................   1999      198,991        103,750             0         37,509
  Executive Vice President -- Operations   1998      193,878         93,750             0         20,746
                                           1997      183,757              0             0         20,461
Kevan M. Lyon...........................   1999      178,205        103,750             0         32,840
  Executive Vice
     President -- Merchandising            1998      157,347         82,585        15,000         15,976
                                           1997      137,818            446             0         17,406
Adam R. Zoldan..........................   1999      125,487         84,500             0         21,055
  Vice President -- Marketing              1998      121,886         74,500         7,500         37,024(3)
                                           1997      115,504            446             0         17,378

---------------
(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned and accrued but not yet paid, including salary amounts deferred at their election under the Company's 401(k) plan and deferred compensation plan.

(2) The amounts indicated for fiscal 1999 include, for Messrs. Tillinghast, Nicita, Paulsen and Zoldan and Ms. Lyon respectively: profit sharing contributions of $8,000, $8,000, $8,000, $8,000 and $8,000 (excluding the allocable portion of accrued interest); Company matching 401(k) plan contributions of $1,538, $1,653, $1,638, $1,169 and $1,600; and matching contributions (excluding interest) of $37,714, $52,630, $27,871, $11,886 and $23,240 under the Company's deferred compensation plan. The deferred compensation plan permits an eligible employee to defer up to 50% of base salary and 100% of any bonus. The Company is obligated to contribute an amount equal to an employee's deferral up to a stated maximum and may, at its discretion, make additional contributions. Company contributions generally vest over a five-year period beginning on the date of an employee's entry into the plan.

(3) Includes relocation expenses of $25,219.

EMPLOYMENT ARRANGEMENTS

     Mr. Tillinghast served as Chief Executive Officer of the Company until January 1, 1997. In order to provide for an orderly transition in management of the Company, in July 1996 the Company and Mr. Tillinghast entered into an Employment Agreement covering the five-year period commencing January 2, 1997. Pursuant to the terms of the Employment Agreement, effective January 2, 1997, Mr. Tillinghast resigned from his position as Chief Executive Officer of the Company, which position was filled by Mr. Michael M. Nicita who also serves as President and a Director of the Company. During the term of the Employment Agreement, Mr. Tillinghast agreed to serve as Chairman of the Board of Directors (if re-elected as a director by the Company's stockholders) and to perform certain other duties and responsibilities as requested by the Board of Directors. Mr. Tillinghast agreed to serve the Company on a full-time basis during 1997; thereafter, Mr. Tillinghast's services will decrease proportionately such that during the final year of his employment, Mr. Tillinghast will only be required to serve the Company on an approximately half-time basis, but not less than 1,000 hours per calendar year. Under the terms of the Employment Agreement, Mr. Tillinghast's base salary was set at $275,000 for the first year, $225,000 (which was increased by the Board of Directors to $236,000) for the second year, $175,000 (which was increased by the Board of Directors to $195,300) for the third and fourth years and $150,000 for the fifth year of this employment, subject to adjustment by the Board of Directors. He will be entitled to participate in any Company compensation plan and receive fringe benefits, generally on the same basis as other senior Company executives.

     In July 1998, the Company entered into a termination benefits agreement with Michael M. Nicita, the President and Chief Executive Officer of the Company. The agreement was approved by the Compensation Committee and the Board of Directors after having determined that it was in the best interests of the Company to enter into the agreement to assure the retention of the unique services of Mr. Nicita and provide reasonable protection for Mr. Nicita in the event of a change of control. The agreement provides that in the event of a change of control, as defined in the agreement, Mr. Nicita will be entitled to a severance payment if he is discharged by the Company within one year for any reason other than cause, as defined in the agreement, or he terminates his employment with the Company within 90 days for any reason. In the event of a change of control, any unvested options previously granted to Mr. Nicita and any amount in his account under the Company's deferred compensation plan would immediately vest. The severance payment would be equal to Mr. Nicita's base salary in effect for the fiscal year in which the change of control occurs plus a prorated bonus computed at budget, subject to adjustment under certain circumstances.

     Effective April 1, 1999, the Company entered into an agreement with Mr. Edward J. Leonard in connection with his employment as Executive Vice President and Chief Financial Officer of the Company, at an annual base salary of $235,000 per year. The agreement provides that if Mr. Leonard's employment is involuntarily terminated for any reason other than gross negligence or fraud, his base salary will be continued for 12 months, during the first 12 months of employment, for 9 months, during the second 12 months of employment, and for 6 months thereafter.

OPTION GRANTS

     The following table sets forth with respect to the Named Executive Officers certain information concerning grants of stock options in fiscal 1999. No stock appreciation rights were granted in fiscal 1999.

                          OPTION GRANTS IN FISCAL 1999

                                             % OF TOTAL                                         POTENTIAL REALIZED VALUE AT
                                NUMBER OF      OPTIONS                                            ASSUMED ANNUAL RATES OF
                                SECURITIES   GRANTED TO    EXERCISE   GRANT DATE                STOCK PRICE APPRECIATION FOR
                                UNDERLYING    EMPLOYEES    OR BASE      MARKET                         OPTION TERM(1)
                                 OPTIONS         IN         PRICE       PRICE      EXPIRATION   ----------------------------
                                GRANTED(#)   FISCAL YEAR    ($/SH)      ($/SH)        DATE       0%($)     5%($)     10%($)
                                ----------   -----------   --------   ----------   ----------   -------   -------   --------
Charles C. Tillinghast, III...      0            --          --          --           --          --        --         --
Michael M. Nicita.............      0            --          --          --           --          --        --         --
Michael M. Nicita.............      0            --          --          --           --          --        --         --
Loren C. Paulsen..............      0            --          --          --           --          --        --         --
Kevan M. Lyon.................      0            --          --          --           --          --        --         --
Adam R. Zoldan................      0            --          --          --           --          --        --         --

---------------
(1) Amounts shown represent the potential value of granted options if the assumed annual rates of stock appreciation are maintained over the 10-year terms of the granted options. The assumed rates of appreciation are established by regulation and are not intended to be a forecast of the Company's performance or to represent management's expectations with respect to the appreciation, if any, of the Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during fiscal 1999 and unexercised options held as of the end of the fiscal year. The Company has never granted stock appreciation rights.

                        AGGREGATED OPTION EXERCISES AND
                       FISCAL 1999 YEAR-END OPTION VALUES

                                                                   NUMBER                       VALUE OF
                                                               OF UNEXERCISED           UNEXERCISED IN-THE-MONEY
                                                               OPTIONS/SARS AT               OPTIONS/SARS AT
                                  SHARES       VALUE         FISCAL YEAR END(#)           FISCAL YEAR END($)(1)
                                ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
                                EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                -----------   --------   -----------   -------------   -----------   -------------
Charles C. Tillinghast,
  III(2)......................         0            0          900            900           5,004         6,280
Michael M. Nicita.............    12,750      132,342      185,250        117,000       1,660,526       784,803
Loren C. Paulsen..............         0            0            0              0               0             0
Kevan M. Lyon.................     4,500       33,069       40,500         24,000         342,432       103,363
Adam R. Zoldan................     6,000       80,351        6,750         18,000          32,280       105,440

---------------
(1) Before taxes. The dollar value indicated is based on the difference between the exercise price of the outstanding option and the closing market price of the Common Stock on March 31, 1999 as reported by NASDAQ ($13 per share).

(2) Represents options held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

PERFORMANCE GRAPH

     The following graph presents a comparison of the Company's stock performance with the broad-based NASDAQ Market Index and with the Dow Jones Industry Group OTS-Other Specialty Retailers Index, an index compiled by Media General Financial Services which currently covers approximately 235 specialty retail companies (including the Company).

                                                           AMS                        PEER                       NASDAQ
                                                           ---                        ----                       ------
'1994'                                                   100.00                      100.00                      100.00
'1995'                                                   119.51                      100.09                      106.09
'1996'                                                   229.27                      120.45                      142.70
'1997'                                                   182.92                      122.39                      159.64
'1998'                                                   365.85                      183.64                      241.26
'1999'                                                   382.42                      245.96                      315.28

     The graph assumes $100 invested on April 1, 1994 in the Company's Common Stock and $100 invested at that time in each of the indexes shown. The comparison assumes that all dividends are reinvested.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or with respect to fiscal 1999, no person who at any time during fiscal 1999 was a director, officer or beneficial owner of more than 10 percent of the Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act, as amended, during fiscal 1999.

                                   FORM 10-K

     AMS will furnish without charge to each stockholder, upon written request addressed to The Investor Relations Department of AMS at 5880 Oberlin Drive, San Diego, California 92121, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1999 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

     All transactions between the Company and its officers, directors or any affiliate of any such person have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties. In connection with his relocation to San Diego, CA, in May 1996, the Company loaned $75,000 to Mr. McGee. This loan is secured by real estate and bears interest at the rate of 5% per annum. The outstanding principal balance of the loan as of March 31, 1999 was $40,608.

                          FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 2000 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by AMS not later than February 19, 2000.

                                 OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended March 31, 1999 were Arthur Andersen LLP, which firm has been appointed to serve in such capacity for the current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report of AMS for the fiscal year ended March 31, 1999 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

         PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.
                       ADVANCED MARKETING SERVICES, INC.

                                          By order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chairman

San Diego, California
June 18, 1999

                                REVOCABLE PROXY
                       ADVANCED MARKETING SERVICES, INC.
                ANNUAL MEETING OF STOCKHOLDERS -- JULY 22, 1999

    The undersigned stockholder(s) of Advanced Marketing Services, Inc. (the "Company") hereby nominates, constitutes and appoints Charles C. Tillinghast, III and James A. Leidich, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Advanced Marketing Services, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's facility at 5880 Oberlin Drive, San Diego, California 92121 on Thursday, July 22, 1999, at 10:00 a.m., and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement and, in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. ELECTION OF DIRECTORS

   [ ]  AUTHORITY GIVEN                                            [ ]  WITHHOLD AUTHORITY
      to vote for all nominees listed below                           to vote for all nominees.
      (except as indicated to the contrary below).

(INSTRUCTIONS): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

       Robert F. Bartlett         Lynn S. Dawson         Trygve E. Myhren

2. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof, Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                    Please sign and date on the reverse side

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL
1. THE PROXY CONFERS AUTHORITY TO AND WILL BE VOTED "AUTHORITY GIVEN" FOR PROPOSAL 1 UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

    IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                                 Dated:  , 1999

                                                 -------------------------------
                                                       (Please print name)

                                                 -------------------------------
                                                   (Signature of Stockholder)

                                                 -------------------------------
                                                       (Please print name)

                                                 -------------------------------
                                                   (Signature of Stockholder)

                                                 (Please date this Proxy and
                                                 sign your name as it appears on
                                                 your stock certificates.
                                                 Executors, administrators,
                                                 trustees, etc., should give
                                                 their full titles. All joint
                                                 owners should sign.)

                                                 I (We) do  ______ - do not
                                                  ______ expect to attend the
                                                 Meeting. Number of
                                                 Person  _________________